Exhibit 3.9
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CAMBIUM LEARNING, INC.
     Cambium Learning, Inc., a Delaware corporation (hereinafter referred to as the “Corporation”), hereby adopts this Third Amended and Restated Certificate of Incorporation pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
     1. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 15, 2003.
     2. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 29, 2003. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 12, 2005.
     3. This Third Amended and Restated Certificate of Incorporation, which amends, restates and integrates the provisions of the Second Amended and Restated Certificate of Incorporation, was duly approved by written consent of all of the shares of outstanding stock of the Corporation pursuant to the provisions of Section 228 of the DGCL.
     4. The text of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to provide as herein set forth in full.
ARTICLE I
NAME OF CORPORATION
     The name of this corporation is: Cambium Learning, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE
     The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County. The name of the registered agent at that address is Corporation Service Company.
ARTICLE III
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
AUTHORIZED CAPITAL STOCK
     The Corporation shall have authority to issue 1,000 shares of common stock, $0.01 par value per share.

ARTICLE V
BOARD POWER REGARDING BYLAWS
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.
ARTICLE VI
NUMBER OF DIRECTORS; ELECTION OF DIRECTORS
     The number of directors that will constitute the whole Board of Directors of the Corporation shall be specified in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.
ARTICLE VII
LIMITATION OF DIRECTOR LIABILITY
     To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for broach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action Rather eliminating or limiting the personal liability of directors, then the personal liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of this Article VII by the stockholders of the Corporation shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article VII at the time of such repeal or modification.
ARTICLE VIII
INDEMNIFICATION
     To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors and officers of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such directors, officers or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of any director or officer of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE IX
AMENDMENT OR REPEAL
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
ARTICLE X
ELECTION NOT TO BE GOVERNED BY SECTION 203
     To the fullest extent permitted by the DGCL, the Corporation shall not be governed by the provisions of Section 203 of the DGCL, or by any successor or similar statute.
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     IN WITNESS WHEREOF, the undersigned duly authorized officer of the Corporation has executed this Third Amended and Restated Certificate of Incorporation as of the 11th, day of January 2010.

CAMBIUM LEARNING, INC.
By:	/s/ David F. Cappellucci
	Name:	David F. Cappellucci
	Title:	President